QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Panhandle Eastern Pipe Line Company, LLC for the registration of $300,000,000 in principal amount of 4.80% Senior Notes due 2008, Series B, and $250,000,000 in principal amount of 6.05% Senior Notes due 2013, Series B and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements of Panhandle Eastern Pipe Line Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Houston, Texas
December 12, 2003

QuickLinks

  Exhibit 23